Exhibit 10.8

Supplementary Agreement

to the Licence Agreement

for SCD Technology

Between

aerodyn ASIA Co. Ltd

10A Seapower Industrial Center

177 Hoi Bun Road, Kwun Tong

Kowloon, Hong Kong

- hereinafter referred to as the “Licensor” -

and

Guangdong Mingyang Wind Power Technology Co. Ltd

Jianye Road, Torch Hi-Tech Industry Zone, Zhongshan, Guangdong

- hereinafter referred to as the “Licensee” -

The Licensor and the Licensee are individually referred to as a “Party” or collectively referred to as the “Parties”.

Preamble:

The terms used in this Supplementary Agreement have the same meaning as those in the Licence Agreement for SCD Technology entered into by and between the Licensor and the Licensee on 28 July 2008, unless otherwise defined in this Supplementary Agreement.

In accordance with Art. 3 (Contractual Territory) of the Licence Agreement for SCD Technology, the Parties have agreed the following: An erection of WECSs under the Agreement outside the contractual territory shall only be permitted before the date specified in Art. 23.2, always in relation to a certain project or territory, if the Licensor has given its prior consent in writing. Such consent shall generally be given at the Licensee’s request if the Licensor has not yet entered into a licence agreement with another partner as regards the project or territory concerned. A condition is that the Licensee proves that there is a pre-contractual obligation regarding the project which will result in the conclusion of a contract within three months.

The Parties confirm that the provision in Art. 3 of the Licence Agreement for SCD Technology shall continue to apply. It will be specified as follows as regards the states of the American continent (hereinafter referred to as “the Territories”):

Provisions:

Art. 1 Granting of Project Licences

(1)	The Licensor has not yet entered into any licence agreement with another licensing partner concerning the Territories mentioned in this Agreement and is therefore willing to consent to the Licensee’s realising wind energy projects with SCD Wind Energy Converter Systems of a Power Category of 2.5 to 3.0 MW (hereinafter referred to as the “SCD Systems under the Agreement”) in these Territories by means of a project licence following examination of individual projects designated by the Licensee.

(2)	The Licensee hereby accepts that the SCD System under the Agreement will be only applicable for offshore purpose when the necessary modification is performed by Licensor. The Parties to the Agreement shall enter into a separate agreement thereon beforehand.

(3)	The subject-matter covered by the project licence shall be the Licensor’s industrial property rights and know-how with regard to the Wind Energy Converter System concept relating to the SCD Technology, the technical features of which are specified in Annex 2 to the Licence Agreement for SCD Technology as far as onshore WECSs of a Power Category of 2.5 to 3 MW are concerned.

(4)	Projects within the meaning of this Agreement shall be closed wind farm projects with a certain number of SCD Systems under the Agreement which the Licensee wishes to assemble and erect in the Territories. This shall also apply if the Licensee wants to realise the projects designated by it together with a partner whose place of business is situated in the Territories.

Art. 2 Presentation of the Project by the Licensee

(1)	The Licensor reserves the right to separately examine each wind farm project presented to it by the Licensee within the meaning of Art. 1 and to approve the same by means of a project licence following examination.

(2)	Before a project licence is granted, all the necessary and appropriate documents enabling assessment of the framework conditions of the project must be presented to the Licensor. In particular, this shall include the presentation of all project partners involved, the submission of planning documents for the wind park, an expert opinion on the meteorological conditions at the wind park location including details of the geographical coordinates, a soil survey concerning the foundation conditions for the tower foundations, the presentation of schedules and descriptions of the manufacturing, assembly and transport facilities.

(3)	The Licensee will inform the Licensor of the name of the project manager in charge to act as contact and informant in respect of the project in question.

(4)	The Licensor shall be obligated to give its approval for the project within one month of complete presentation of the project and submission of all documents. The Licensor may only withhold its approval for good cause. Good cause shall be deemed to exist when the technical conditions and QM conditions of a successful realisation of the project are not met.

Art. 3 Quality Standards

(1)	The manufacturing facilities of the Licensee and its project partners, which also include the manufacturers of components for the SCD Systems under the Agreement, are to meet the demands on the Licensee as manufacturer (paragraph C of the preamble of the Licence Agreement for SCD Technology) as well as the quality management requirements (Art. 9 of the Licence Agreement for SCD Technology, “QM Demands on Licensee”).

(2)	The Licensee undertakes to ensure that sufficient support for the SCD Systems under the Agreement which meets the Licensor’s demands is guaranteed for the project partners and projects at all times.

(3)	A precondition for granting a project licence is that the provisions of Art. 5 and Art. 6 of the Licence Agreement for SCD Technology are applied and observed with regard to projects which are supposed to be carried out under this Agreement.

Art. 4 Liability Risks on the Part of the Licensee

(1)	The risk of a successful implementation of the project in technical and commercial terms shall be borne by the Licensee alone.

(2)	The Licensor will not be obligated to check whether any third-party industrial property rights in the Territories are infringed by construction features of the SCD Systems under the Agreement. The Licensee shall assume this obligation. Should any claims be made against the Licensor by third parties because of infringement of industrial property rights, the Licensee will indemnify the Licensor against such claims.

(3)	The Licensee shall bear the product liability risk associated with the manufacture, distribution, erection and operation of the SCD Systems under the Agreement in the Territories and shall indemnify the Licensor against all claims which may be made against the Licensor by third parties in the Territories on whatever legal grounds.

Art. 5 UL Certification

(1)	The Licensee is aware that, as regards the SCD System under the Agreement, the Licensor does not have the approval of Underwriters Laboratories Inc. (UL) for the product and the manufacture or assembly of components in the Territories which is required in the USA.

(2)	The Licensor has to apply for the UL certification. To this end, the Licensor will enter into a certification agreement with Underwriters Laboratories Inc., agree secrecy of the documents to be delivered and information provided and present the required calculation records, Specifications and documents.

(3)	The Licensor will inform the Licensee of the terms of the agreement with Underwriters Laboratories Inc. and the schedule to be taken as a basis. However, the Licensee will not be entitled to inspect confidential documents of the Licensor which the Licensor submits to Underwriters Laboratories Inc. for certification purposes. The Licensor will remain the owner of all documents submitted to Underwriters Laboratories Inc. The said documents shall be returned exclusively to the Licensor.

(4)	All costs of the UL certification, including costs incurred if a modification of the SCD System under the Agreement or its components is demanded by Underwriters Laboratories Inc. for the US-American market, shall be borne by the Licensee. The Licensor undertakes to notify the Licensee in advance of the amount of the costs of certification and modification of the SCD System under the Agreement or its components. The Licensee shall be entitled to refuse to bear these costs, but it shall bear the costs incurred by the Licensor and Underwriters Laboratories Inc. by then, which costs must be proved to the Licensee in detail.

(5)	If the other states of the American continent demand the same or a similar certification or approval, the provisions of paragraphs (1) to (4) shall apply analogously.

(6)	If the Licensee refuses to bear the costs notified to it according to paragraph (4), the Parties to the Agreement will come to a separate agreement about the question of whether the project will be discontinued or whether another solution shall be found for the realisation of the project.

Art. 6 Secrecy

The secrecy clause of Art. 19 of the Licence Agreement for SCD Technology entered into by and between the Licensor and the Licensee on 28 July 2008 shall also apply to this Supplementary Agreement to the Licence Agreement for SCD Technology, unless it is absolutely necessary to pass on information, documents and files to third parties involved in the project for the purpose of realising the project. In that case, such third parties are to be bound to secrecy in accordance with the comprehensive secrecy clause of Art. 19.

Art. 7 Royalties

(1)	The Licensee undertakes to pay royalties to the Licensor for each SCD System under the Agreement erected in the Territories. The number of SCD Systems under the Agreement erected in the Territories will not be credited against the number of units agreed in Art. 15.1, 15.3, 15.4, 15.5 und 15.7 of the Licence Agreement for SCD Technology of 28 July 2008 in respect of the Contractual Territory.

(2)	The royalties to be paid by the Licensee to the Licensor shall be same as specified in Art. 15.1 of License agreement signed on July 28, 2008. The Licensor shall be entitled to charge the Licensee the royalties; such royalties will become due for payment when a WECS is erected.

(3)	The Licensor shall be entitled to receive all information required in order to calculate the royalties. Therefore, each month the Licensee has to report to the Licensor in writing on the number of WECSs that were subjected to indoor assembly and on the date of such assembly, stating the serial number, and to document this by means of appropriate documents. The Licensee shall be obligated to give the Licensor access to the indoor assembly at any time upon request.

Art. 8 Time Limitation

The Licensor shall inform the Licensee if the Licensor intends to enter into contract negotiations about the conclusion of a contract for the granting of an exclusive licence to manufacture and distribute the SCD System under the Agreement with an enterprise domiciled in the Territories. In that case, the Licensee shall be entitled to fully carry out all projects approved by the Licensor to the extent of the agreements made. However, the Licensor will then be entitled to refuse to give its approval for new projects unless the new territorial licensee expressly agrees to the realisation of such projects, thereby restricting its exclusive right. Separate negotiations will then have to be conducted about the details, in particular about the amount and payment of royalties.

aerodyn ASIA Co. Ltd.	Mingyang Wind Power Industry Group Co. Ltd

By	By
(Legally valid Signature)	(Legally valid Signature)

Soenke SIEGFRIEDSEN	Zhang Chuanwei
(Typed name of representative)	(Typed name of representative)

Managing Director	President
(Title)	(Title)

(Place/Date signed)	(Place/Date signed)

(Business Stamp)	(Business Stamp)